Exhibit 99.1

Financial Institutions, Inc.

FOR IMMEDIATE RELEASE

Contact:
Shelly J. Doran
(585) 627-1362 or sjdoran@five-starbank.com

Five Star Bank Names Ted Oexle Buffalo Regional President

WARSAW, N.Y., October 11, 2016 — Five Star Bank (“Five Star”), subsidiary of Financial Institutions, Inc. (NASDAQ:FISI), continues to expand and strengthen its management team with the hiring of Edward S. Oexle as Buffalo Regional President. In this role, Oexle will serve as the bank’s senior executive in one of its largest growth markets, further accelerating momentum in serving communities across Western New York.

Mr. Oexle, who started work at Five Star today, is a highly-respected banker with more than 25 years of commercial banking experience in Buffalo, including executive and leadership roles. He also brings eight successful years of non-banking experience as partner and general manager of a privately held manufacturer and distributor based in Buffalo, providing him valuable business expertise and customer perspective of banking.

“We’re very pleased to welcome Ted to Five Star Bank,” said Martin K. Birmingham, President and Chief Executive Officer. “His experience, capability, character, and understanding of the Western New York market position him well to lead our effort to grow Five Star’s commercial banking business by delivering comprehensive financial solutions to borrowers of all sizes helping our business customers and communities succeed. Our team is rich with talented individuals and we believe Ted is the right leader as we increase Five Star Bank’s focus on serving Buffalo.”

Ted Oexle commented, “I could not be more excited to be joining the Five Star team. It is a wonderful organization with a rich history and long tradition of community banking in Upstate New York. This is the perfect time for a bank like Five Star to offer an alternative to the services provided by the much larger, less nimble financial institutions. I look forward to leading the charge to capitalize on the significant opportunities associated with the Buffalo community.”

Mr. Oexle is a graduate of the State University College at Buffalo with a Bachelor of Science degree in Economics, and serves on the Board of Trustees of Hilbert College. He lives in Tonawanda, NY, where he and his wife have raised three children.

About Five Star Bank
Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities, and businesses through a network of more than 50 offices and 60 ATMs throughout Western and Central New York State. More information on Five Star Bank is available through the company’s website at www.five-starbank.com, on Twitter, and on Facebook.

Five Star Bank is a subsidiary of Financial Institutions, Inc. (“FII”), a publicly-traded company. FII provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon and Courier Capital. FII and its subsidiaries employ approximately 700 individuals. The company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI and it is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available on the company’s website: www.fiiwarsaw.com.

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